FIRST AMENDMENT TO RIGHTS AGREEMENT

         This First Amendment to Rights Agreement (this "Amendment"), dated as of February 17, 1997, is by and between Horizon/CMS Healthcare Corporation, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the "Rights Agent"), as successor to Chemical Trust Company of California (the "Predecessor Rights Agent").

         WHEREAS, the Company and the Rights Agent, as successor to the Predecessor Rights Agent, are parties to that certain Rights Agreement, dated as of September 15, 1994 (the "Rights Agreement);

         WHEREAS, the Company proposes to enter into that certain Plan and Agreement of Merger, dated as February 17, 1997 (the "Merger Agreement"), with HEALTHSOUTH Corporation, a Delaware Corporation ("HEALTHSOUTH"), and Reid
Acquisition Corporation, a Delaware Corporation and wholly owned subsidiary of HEALTHSOUTH;

         WHEREAS, in connection with the execution of the Merger Agreement, the Company desires to make certain amendments to the Rights Agreement; and

         WHEREAS, the parties hereto desire to amend the Rights Agreement to reflect that the Rights Agent pursuant to such agreement is ChaseMellon Shareholder Services, L.L.C., as successor to the Predecessor Rights Agent;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

         1. The definition of "Acquiring Person" set forth in Section 1 of the Rights Agreement is hereby amended to add the following sentence as the last sentence of such definition:

         "Notwithstanding the foregoing, HEALTHSOUTH Corporation shall not be deemed to be an Acquiring Person solely as result of its acquisition of all of the outstanding Voting Shares of the Company pursuant to the merger (the "Merger") contemplated by that certain Plan and Agreement of Merger, dated as of February 17, 1997 (the "Merger Agreement"), by and among the Company, HEALTHSOUTH Corporation, a Delaware Corporation ("HEALTHSOUTH"), and Reid Acquisition Corporation, a Delaware Corporation and wholly owned subsidiary of HEALTHSOUTH."

         2. Section 14 of the Rights Agreement is hereby amended to add the following sentence as the last sentence of such Section:

         "Notwithstanding the foregoing, the provisions of this Section shall not apply to the Merger and no Person shall be required to take any action pursuant to this Section in connection with the execution and performance of the Merger Agreement or the consummation of the Merger."

         3. The Rights Agreement is hereby amended to add a new Section 36 as set forth below:

                  "Section 36. Termination. This Agreement shall terminate and be of no further force and effect immediately prior to the Effective Time (as defined in the Merger Agreement) or, if earlier, the Final Expiration Date."

         4. The Rights Agreement is hereby amended as necessary to reflect that ChaseMellon Shareholder Services, L.L.C., as successor to the Predecessor Rights Agent, is the Rights Agent pursuant to the Rights Agreement.

         5. This Amendment shall be effective immediately prior to the execution and delivery of the Merger Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered, all as of the date first above written.

                                   HORIZON/CMS HEALTHCARE CORPORATION


                                   By:    /s/ Scot Sauder
                                      -----------------------------------
                                          Scot Sauder
                                          Vice President of Legal Affairs

                                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                                   As Rights Agent


                                   By:    /s/ Martha O. Mijango
                                      -----------------------------------
                                   Name:  Martha O. Mijango
                                   Title:  Assistant Vice President



                                       30